Exhibit 10.04

July 7, 2011

Mr. Christopher Saridakis
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406

Dear Chris:
As you know, eBay Inc. (“eBay”) has acquired GSI Commerce, Inc. (“GSI”, and together with eBay the “Company”). As intended by the completion of the transactions contemplated by the Agreement and Plan of Merger among eBay, Gibraltar Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of eBay (“Merger Sub”), and GSI, dated as of March 27, 2011, Merger Sub has merged with and into GSI (the “Merger”), and GSI has become a wholly-owned subsidiary of eBay. eBay is pleased to offer you the exempt position of Senior Vice President of eBay and President of GSI at a bi-weekly salary of $23,076.93, which is equivalent to an annualized salary of $600,000.18. If you accept this offer, and the contingencies of this offer are satisfied, your employment will be subject to the terms set forth in this offer letter and the effective date of your employment shall be the consummation of the Merger (the “Effective Date”).
In connection with the Merger, eBay will honor or cause GSI to honor the Performance Award Agreement granted by the Compensation Committee of the Board of Directors of GSI on June 16, 2011, subject to the terms and conditions set forth therein.
At a meeting held on June 22, 2011, the Compensation Committee of the Board of Directors of eBay (the “Compensation Committee”) determined that the transaction bonus payable to you pursuant to the terms of the Transition Incentive Agreement between you and GSI, dated March 29, 2011 (the “Transaction Bonus”) shall be paid within 30 days of the Compensation Committee's June 22, 2011 meeting, subject to your acceptance of the repayment obligations set forth in this paragraph. In the event that your employment ceases for reasons other than a termination by the Company without Cause or your resignation for Good Reason, as defined below, you shall be required to repay the Transaction Bonus to the Company; provided, however, that your repayment obligation will be reduced by 1/36th for every full month of active employment following the Effective Date. No repayment would be required for termination after three years of employment with the Company following the Effective Date. By signing this offer letter below, you indicate acceptance of your repayment obligations with respect to the Transaction Bonus.

The Compensation Committee also approved an award of 254,915 restricted stock units (“RSUs”) to be granted on July 8, 2011 pursuant to eBay's standard grant practices (subject to your continued

employment on the date of grant). The RSUs will be granted under and subject to the terms and conditions of GSI's 2010 Equity Incentive Plan as well as the RSU agreement (which will be provided to you as soon as practicable but in no event more than 4 weeks after the date of grant). The award of RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.

In connection with eBay's grant practices, beginning in March 2012 and each year thereafter, you will be eligible for annual equity grants valued at $500,000 in the aggregate, which may be comprised of stock options, RSUs, performance-based RSUs, or such other awards as permitted by the Plans. The types of awards and methodology for determining the number of shares to be granted in any given year will be determined by the Compensation Committee in its sole discretion in accordance with the guidelines that it applies for employees in positions comparable to yours. Such equity awards will be granted under and subject to the terms and conditions of the Plans, as well as the terms and conditions of the award agreements thereunder, as applicable (which will be provided to you as soon as practicable after the date of grant). For the sake of clarity, you will not have a legally enforceable right to any equity awards described herein until such awards are approved by the Compensation Committee.

Enclosed is an Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. Please review this agreement carefully, execute the certification and return it to me.

You will also be eligible to participate in the eBay Incentive Plan (“eIP”). Payouts are based on individual achievement as well as Company performance. It will be recommended to the Compensation Committee that your target bonus for the eIP be equal to 66.67% of your base salary. To be eligible to receive any eIP bonus, you must be employed for a full calendar quarter and you must be actively employed on the date the bonus is paid. The payment of any bonus is at the Compensation Committee's sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right to amend, change or cancel the eIP at its sole discretion.

You will be also entitled to the retirement and welfare benefits that the Company customarily makes available to GSI employees in positions comparable to yours.

If your employment is involuntarily terminated by the Company for a reason other than Cause or you resign for Good Reason, as defined below, in either case within two years after the Effective Date, then, subject to you executing and not revoking a mutually agreeable release, based on the Company's standard form of release, within 28 days after the date of your termination of employment:

(a) the Company shall provide you with a severance benefit in an amount equal to: (i) two times your base salary if the termination occurs prior to the first anniversary of the Effective Date, payable in installments on the Company's regularly scheduled pay dates over a period of 24 months beginning on the 35th day after the date of your separation from service; or (ii) one times your base salary if the termination occurs on or after the first anniversary but prior to the second anniversary of the Effective Date, payable in installments on the Company's regularly scheduled pay dates over a period of 12 months beginning on the 35th day after the date of your separation from service, in either case subject to necessary withholding for applicable taxes;

(b) the Company shall pay to you, at such time as bonuses are paid under the eIP, but in no event later than March 15 of the year following your termination of employment (subject to the terms of any applicable deferred compensation plan), a portion of your bonus under the eIP, if any, for the year in which your termination occurs equal to the amount of that bonus that is determined by the Compensation Committee to be earned for such year multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during that year and the denominator of which is 365;

(c) to the extent you elect to receive continued health or dental benefits under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), over a period of up to eighteen (18) months after the date of your termination and you pay the applicable premium for such COBRA coverage, the Company shall make cash payments to you, payable in installments on the Company's regularly scheduled pay dates over the period of your continued coverage, at a monthly rate equal to the monthly premium charged by the Company at such time for such continuation coverage, less any employee contribution amount that you would have otherwise paid if you were actually employed by the Company during that period and subject to necessary withholding for applicable taxes; and

(d) consistent with the terms of the Employment Agreement between you and GSI, dated March 23, 2010, notwithstanding any contrary provision contained in any of your outstanding restricted stock unit awards granted to you by GSI prior to the Effective Date and converting to eBay restricted stock units in connection with the Merger (“GSI Equity Awards”), all GSI Equity Awards held by you as of the date of your termination of employment shall become fully vested, and all restrictions set forth in such GSI Equity Awards related to the passage of time and/or continued employment shall immediately lapse. For the sake of clarity, this provision will not apply to any eBay equity awards that are granted to you on or after the Effective Date.

For the sake of clarity, the Company will not be subject to any of the obligations described in clauses (a) through (d) above upon a termination of your employment that occurs later than two years after the Effective Date.

For purposes of this offer letter:

(i) “Cause” shall exist if the Board of Directors of eBay (or an appropriate committee thereof) in good faith determines that (A) you are grossly negligent or engaged in willful misconduct in the performance of your duties, (B) you are convicted of, or enter a plea of guilty or nolo contendere to, a crime constituting a felony or any criminal offense involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof other than an automobile offense, or (C) you breach, in a material respect, any written material agreement between you and the Company or violate, in a material respect, and the Company's Code of Business Conduct or any of the Company's written material policy statements; and

(ii) “Good Reason” shall exist if, without your express written consent, the Company takes action to cause:

(1) a material diminution in your base salary;

(2) a material diminution in your authority, duties, or responsibilities, compared to your authority, duties and responsibilities in effect immediately after the Effective Date;

(3) a change by more than 50 miles from the GSI facility in King of Prussia, Pennsylvania (or other mutually agreeable successor facility) at which you are required to perform your principal employment services; or

(4) a material breach by the Company of its obligations under this letter (including, but not limited to all agreements and obligations referenced herein);

provided, however, that the occurrence of any such condition shall not constitute Good Reason unless you provide written notice to eBay of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.
Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay's SVP of Human Resources. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.
All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.
All payments and benefits described herein are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this letter shall be interpreted consistently with such intent. The payments and benefits described herein are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, and for this purpose each payment hereunder shall constitute a “separately identified” amount. In the event the terms set forth herein would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this letter to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this letter. To the extent any amounts are payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision herein, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this letter would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of your death.

This offer is contingent upon your execution of the following documents: this offer letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Policy certification. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company's confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. This letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement, and returning them to me, along with the Insider Trading Agreement certification.
Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.
We are excited about the prospect of what GSI will accomplish under your leadership and look forward to having you on the team!
Very truly yours,

/s/ Beth Axelrod
Beth Axelrod
SVP, Human Resources

ACCEPTED:

/s/ Christopher Saridakis
Christopher Saridakis

Date: July 10, 2011